EXHIBIT 4.245
The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.
CANADIAN PLEDGE AGREEMENT
(REYNOLDS FOOD PACKAGING CANADA INC.)

TO:	The Collateral Agent (as defined below) on behalf of and for the benefit of itself and the other Secured Parties (as defined below)

DATED:	As of November 16, 2010.
ARTICLE I
DEFINITIONS
1.1 Certain Terms. In this Pledge Agreement and in any notice given hereunder, unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings defined in the First Lien Intercreditor Agreement (as defined below) and:
(a)	“Additional Agreement” has the meaning given to such term in the First Lien Intercreditor Agreement;
(b)	“Agreed Security Principles” has the meaning given to such term in the Credit Agreement and the Senior Secured Note Indenture and, to the extent of any inconsistency, the meaning in the Credit Agreement prevails;
(c)	“Applicable Representative” has the meaning given to such term in the First Lien Intercreditor Agreement;
(d)	“Borrowers” means the “Borrowers” under, and as defined in, the Credit Agreement from time to time;
(e)	“Business Day” means a day (other than Saturday or Sunday) on which banks are open for business in New York, London and Toronto;
(f)	“Collateral Agent” means The Bank of New York Mellon in its capacity as collateral agent for the Secured Parties as appointed under the First Lien Intercreditor Agreement, and its successors, permitted transferees and permitted assigns in such capacity;

(g)	“Control Agreement” means:
(i)	with respect to any uncertificated securities included in the Pledged Collateral, an agreement between the issuer of such uncertificated securities and another person whereby such issuer agrees to comply with instructions that are originated by such person in respect of such uncertificated securities, without the further consent of the Pledgor; and
(ii)	with respect to any securities accounts or security entitlements included in the Pledged Collateral, an agreement between the securities intermediary in respect of such securities accounts or security entitlements and another person to comply with any entitlement orders with respect to such securities accounts or security entitlements that are originated by such person, without the further consent of the Pledgor;
(h)	“Credit Agreement” means the Credit Agreement dated as of November 5, 2009 among Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., SIG Euro Holding AG & Co. KGaA, Closure Systems International Holdings Inc., Closure Systems International B.V. and SIG Austria Holding GmbH as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time;
(i)	“Delegate” means a delegate or sub-delegate appointed pursuant to Section 7.3 of this Pledge Agreement;
(j)	“Distributions” means all stock dividends, liquidating dividends, capital stock resulting from (or in connection with the exercise of) stock splits, reclassifications, warrants, options, non-cash dividends, amalgamations, mergers, consolidations, and all other distributions (whether similar or dissimilar to the foregoing) on or with respect to any Pledged Shares, Pledged Property or other capital stock constituting Pledged Collateral, but shall not include Dividends;
(k)	“Dividends” means cash dividends and cash distributions with respect to any Pledged Shares or other Pledged Property made in the ordinary course of business but excludes any liquidating dividend;
(l)	“Enforcement Event” means an “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement;
(m)	“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of November 5, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, restated or modified from time to time (including by the Amendment No. 1 and

Joinder Agreement which added Wilmington Trust London Limited as a collateral agent under the First Lien Intercreditor Agreement);
(n)	“Governmental Authority” means any federal, provincial, regional, municipal or local government or any department, agency, board, tribunal or authority thereof or other political subdivision thereof and any person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or the operation thereof;
(o)	“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time;
(p)	“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest;
(q)	“Lien” has the meaning given to such term in the First Lien Intercreditor Agreement;
(r)	“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document
(s)	“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement;
(t)	“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited);
(u)	“Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Pledgor to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities;
(v)	“Pledged Collateral” has the meaning assigned to such term in Section 2.1;
(w)	“Pledged Property” means all Pledged Shares and all other capital stock and all other financial assets of any Pledged Share Issuer issued to or held by, for, or on behalf of the Pledgor, all security entitlements and securities accounts with respect thereto, all assignments of any amounts due or to become due, all other instruments issued by a Pledged Share Issuer which are now being delivered by the Pledgor to the Collateral Agent or which may from time to time hereafter be delivered by the Pledgor to the Collateral Agent for the purpose of the pledge under this Pledge Agreement to which the Pledgor is a party, and all proceeds of any of the foregoing;
(x)	“Pledged Share Issuer” means each person identified in Attachment 1 hereto as the issuer of the Pledged Shares identified opposite the name of such person, and each other person that is organized under the laws of Canada or a province or territory thereof whose capital stock is pledged or is required under the Loan Documents to be pledged from time to time by the Pledgor to the Collateral Agent as Pledged Collateral hereunder;
(y)	“Pledged Shares” means all of the shares in the capital stock of each Pledged Share Issuer which are now owned or are hereafter acquired by the Pledgor including, without limitation, the shares described in Attachment 1 hereto;
(z)	“Pledgor” means Reynolds Food Packaging Canada Inc., a corporation incorporated under the federal laws of Canada;
(aa)	“PPSA” means the Personal Property Security Act (Ontario);
(bb)	“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement;
(cc)	“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement;
(dd)	“Security Documents” means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement;
(ee)	“Security Interest” has the meaning given to such term in Section 2.1;
(ff)	“Senior Secured Note Indenture” means the Indenture dated as of November 5, 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time;

(gg)	“subsidiary” has the meaning given to such term in the Credit Agreement; and

(hh)	“STA” means the Securities Transfer Act (Ontario).
1.2 PPSA Definitions. Unless otherwise defined herein or the context otherwise requires, whenever the terms “chattel paper”, “documents of title”, “instrument”, “investment property” and “proceeds” are used herein, they shall be interpreted in accordance with their respective meanings in the PPSA unless expressly stated or provided otherwise herein.
1.3 STA Definitions. Unless otherwise defined herein or the context otherwise requires, whenever the terms “certificated security”; “entitlement holder”, “entitlement order”, “financial asset”, “limited liability company”, “security”, “security certificate”, “securities account”, “security entitlement”, “securities intermediary” and “uncertificated security” are used herein, they shall be interpreted in accordance with their respective meanings in the STA; provided that, when used herein, the terms “certificated security” and “uncertificated security” shall be understood to mean a certificated security or uncertificated security, as the case may be, that is held directly by and registered in the name of or endorsed to the Pledgor or the Collateral Agent or their respective nominees, as applicable, and not a certificated security or uncertificated security to which the Pledgor or the Collateral Agent, as applicable, has a security entitlement.
1.4	Rules of Construction. In this Pledge Agreement, unless the contrary intention appears:
(a)	any rights or benefits stated to accrue to the benefit of the Collateral Agent shall accrue to the benefit of the Collateral Agent for and on behalf of and for the ratable benefit of itself and the other Secured Parties;

(b)	the singular includes the plural and vice versa and words importing a gender include all genders;

(c)	other grammatical forms of defined words or expressions have corresponding meanings;

(d)	a reference to a party to this Pledge Agreement includes that party’s successors and permitted assigns;

(e)	a reference to “this Pledge Agreement” includes all schedules and attachments attached hereto as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time;

(f)	a reference to a document or agreement includes that document or agreement as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time;

(g)	a reference to any thing includes the whole or any part of that thing and a reference to a group of things or persons includes each thing or person in that group;

(h)	words implying natural persons include partnerships, bodies corporate, associations, trusts, governments and governmental and local authorities and agencies;

(i)	the division of this Pledge Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Pledge Agreement; and

(j)	a reference to any legislation or statutory instrument or regulation includes all amendments thereto and all replacements and re-enactments thereof.

1.5 Capacity. The Collateral Agent enters into this Pledge Agreement in its capacity as collateral agent for the Secured Parties.
ARTICLE II
PLEDGE
2.1 Grant of Security Interest. As general and continuing collateral security for the payment and performance of the Obligations, the Pledgor hereby pledges, hypothecates, assigns, charges, mortgages, delivers, and transfers to the Collateral Agent and hereby grants to the Collateral Agent a continuing security interest (the “Security Interest”) in all of the following property (collectively, the “Pledged Collateral”):
(a)	all issued and outstanding shares of capital stock of each Pledged Share Issuer identified in Attachment 1 hereto, and all certificates and instruments evidencing or representing the same;
(b)	all other Pledged Shares issued or acquired from time to time, and all options, warrants, rights and other agreements to acquire Pledged Shares, and all certificates and instruments evidencing or representing the same;
(c)	all other Pledged Property whether now or hereafter delivered to the Collateral Agent in connection with this Pledge Agreement;
(d)	all Dividends, Distributions, interest, and other payments and rights with respect to any Pledged Shares including, without limitation, money or other property paid or payable on account of any return on, or repayment of, capital in respect of any Pledged Shares or otherwise distributed or distributable in respect thereof or that will in any way be charged to, or be payable out of, the capital of the Pledged Share Issuer in respect thereof; and
(e)	all proceeds of any of the foregoing,
provided that the Security Interest does not extend to shares in any unlimited company or unlimited liability corporation at any time owned or otherwise held by the Pledgor.
2.2 Security for Obligations. This Pledge Agreement and the Pledged Collateral granted herewith secures the payment and performance in full of the Obligations whether for principal, interest, costs, fees, expenses, or otherwise.
2.3 Attachment and Value. The Pledgor acknowledges that value has been given and that the Security Interest created by this Pledge Agreement is intended to attach, as to the Pledged Collateral, upon the execution by the Pledgor of this Pledge Agreement.
2.4 Delivery of Pledged Collateral. Subject to the terms of the Principal Finance Documents (including the Agreed Security Principles), all certificates and other documents representing or evidencing any Pledged Collateral, including all Pledged Shares, shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. Any certificates representing the Pledged Shares shall be in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank, all in form and substance satisfactory to the Collateral Agent (acting reasonably). Subject to the terms of the Principal Finance Documents (including the Agreed Security Principles), if at any time or from time to time after the date of this Pledge Agreement, the Pledgor shall be entitled to receive or shall receive any Pledged Collateral in addition to or in substitution or exchange for that described in Attachment 1, the Pledgor will promptly (and in any event, within ten (10) Business Days) deliver to the Collateral Agent or, at the Collateral Agent’s option, Collateral Agent’s nominee, any certificates, instruments and other documents representing or evidencing such Pledged Collateral, in suitable form for transfer by delivery, and shall be accompanied by all necessary instruments of transfer or assignment, duly executed in blank, all in form and substance satisfactory to the Collateral Agent (acting reasonably).
2.5	Registration or Transfer of Pledged Collateral.
(a)	If an Enforcement Event has occurred and is continuing, the Collateral Agent shall have the right (but shall not be obliged) to have any uncertificated securities or certificated securities included in the Pledged Collateral registered in its name or in the name of its nominee; and for such purpose the Pledgor shall comply with Section 4.5(a) or Section 4.5(b), as applicable, upon the request of the Collateral Agent.
(b)	If an Enforcement Event has occurred and is continuing, the Collateral Agent shall have the right (but shall not be obliged) to become or have its nominee become the entitlement holder with respect to any security entitlements or investment property included in the Pledged Collateral; and for such purpose the Pledgor shall comply with Section 4.5(a) upon the request of the Collateral Agent.
(c)	As the registered holder of any uncertificated securities or certificated securities or the entitlement holder with respect to any investment property included in the Pledged Collateral, the Collateral Agent, if an Enforcement Event has occurred and is continuing, shall be entitled (but shall not be obliged) but not bound or required to exercise any of the rights that any holder of such securities or such entitlement holder may at any time have. Neither the Collateral Agent nor any Secured Party will be responsible for any loss occasioned by the exercise of any of such rights or by failure to exercise the same within the time limited for the exercise thereof.
2.6 Dividends on Pledged Shares. Subject to the terms of the Principal Finance Documents, in the event that any Dividend is to be paid on any Pledged Share at a time when no Enforcement Event has occurred and is continuing such Dividend or payment may be paid directly to the Pledgor. If any Enforcement Event has occurred and is continuing, then any such Dividend or payment shall be paid directly to the Collateral Agent, and the Pledgor shall promptly pay any such Dividend received by it in contravention of this Section 2.6 to the Collateral Agent and until such Dividend is so paid to the Collateral Agent it shall be held separate and apart from the Pledgor’s other property in trust for the benefit of or, where this is not legally possible, on behalf of the Collateral Agent by the Pledgor.

2.7 Denominations. If an Enforcement Event has occurred and is continuing, the Collateral Agent shall have the right to exchange the certificates representing Pledged Shares for certificates of smaller or larger denominations for any purpose consistent with this Pledge Agreement. The Pledgor shall use its commercially reasonable efforts to cause the applicable Pledged Share Issuer to comply with a request by the Collateral Agent, pursuant to this Section 2.7, to exchange certificates representing Pledged Shares of such Pledged Share Issuer for certificates of smaller or larger denominations.
2.8 Continuing Security Interest. This Pledge Agreement shall create a continuing Security Interest in the Pledged Collateral and shall:
(a)	remain in full force and effect, subject to Section 2.10, until a final release in favour of the Pledgor has been signed by the Collateral Agent and delivered to the Pledgor in accordance with Section 2.9,
(b)	be binding upon the Pledgor and its successors and permitted assigns, and
(c)	enure, together with the rights and remedies of the Collateral Agent hereunder.
2.9 Release of Pledgor. The security constituted by this Pledge Agreement shall be released, reassigned, retransferred and cancelled (as applicable):
(a)	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or
(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under the laws of the Province of Ontario and the federal laws of Canada applicable therein).
2.10 Release of Pledged Collateral. If the Pledgor disposes of any Pledged Collateral and that disposal is permitted by the Principal Finance Documents, such Pledged Collateral shall, unless an Enforcement Event has occurred and is continuing, be automatically released, re-assigned, re-transferred and cancelled (as applicable) from the Security Interest created under this Pledge Agreement with effect from the day of such disposal and the Collateral Agent (if so instructed by the Applicable Representative and at the expense and cost of the Pledgor) shall do all such acts which are reasonably requested by the Pledgor in order to release, re-assign, re-transfer and cancel (as applicable) the relevant Pledged Collateral from the Security Interest created under this Pledge Agreement. Any or all of the Pledged Collateral shall also be released, re-assigned, re-transferred and cancelled (as applicable) in accordance with and to the extent permitted by the Intercreditor Arrangements
2.11 Reinstatement. If any payment received or recovered by any Secured Party, a receiver, or any other person on behalf of any of them is or may be avoided by law or required to be repaid to a liquidator or similar official:

(a)	such payment shall be deemed not to have affected or discharged the liability of the Pledgor under this Pledge Agreement or the Security Interest given by the Pledgor in favour of the Collateral Agent or, as the case may be, the relevant Secured Party and, the Collateral Agent, each Secured Party and the Pledgor shall, to the maximum extent permitted by law, be restored to the position in which each would have been if such payment had not been received or recovered; and
(b)	the Collateral Agent and each other Secured Party shall be entitled to exercise all its rights which it would have been entitled to exercise if such payment had not been received or recovered, notwithstanding that the Collateral Agent may have signed a release pursuant to Section 2.9 or 2.10.
2.12 Return of Pledged Collateral. In connection with any release or termination pursuant to Section 2.9 or 2.10 above, all rights to the applicable Pledged Collateral shall revert to the Pledgor and the Collateral Agent will, at the Pledgor’s sole expense, deliver to the Pledgor, without any representations, warranties or recourse of any kind whatsoever (except a representation that it has not assigned the same), all certificates and instruments representing or evidencing all applicable Pledged Shares, together with all other applicable Pledged Collateral held by the Collateral Agent hereunder, and execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such release or termination.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1 The Pledgor hereby warrants and represents to the Collateral Agent that, on the date of this Pledge Agreement with reference to the facts and circumstances then existing and subject to the provisions of the Principal Finance Documents that:
(a)	the representations and warranties made by the Pledgor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.09 (Litigation; Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement, are true and accurate as regards the Pledgor and this Pledge Agreement;
(b)	in the case of any Pledged Shares constituting Pledged Collateral except as described under the Credit Agreement or otherwise permitted by the Principal Finance Documents, all of such Pledged Shares are duly authorized and validly issued, fully paid, and non-assessable, and constitute such percentage of all of the issued and outstanding shares of each such class of capital stock of each Pledged Share Issuer as set forth in Attachment 1 attached hereto;
(c)	each agreement, if any, that the Pledgor may enter into with a securities intermediary which governs any securities account included in the Pledged Collateral or to which any Pledged Collateral that is investment property may be credited either (i) will specify that the Province of Ontario is the securities intermediary’s jurisdiction for the purposes of the STA or (ii) is expressed to be governed by the laws of the Province of Ontario;
(d)	none of the Pledged Collateral that is an interest in a partnership or a limited liability company and is subject to the STA:
(i)	is dealt in or traded on any securities exchange or in any securities market;
(ii)	expressly provides by its terms that it is a “security” for the purposes of the STA or any other similar provincial legislation; or
(iii)	is held in a securities account;
except for any such Pledged Collateral of which the Collateral Agent or its nominee has “control” within the meaning of Section 1(2) of the PPSA; and
(e)	the Pledgor’s place of business or, if the Pledgor has more than one place of business, the Pledgor’s chief executive office, is located outside of the Province of Ontario.
3.2 Deemed Repetition. The representations and warranties contained in this Article III will be deemed to be repeated as true and correct in all material respects by the Pledgor on the date of a Credit Event (as defined in the Credit Agreement) during the term of this Pledge Agreement with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
ARTICLE IV
COVENANTS
4.1 Protect Pledged Collateral; Further Assurances, etc. The Pledgor will not sell, assign, transfer, pledge or encumber in any other manner the Pledged Collateral (except in favour of the Collateral Agent hereunder, or except as permitted by the Principal Finance Documents). Subject to the Agreed Security Principles, the Pledgor will warrant and defend the pledge and Security Interest herein granted unto the Collateral Agent in and to the Pledged Collateral (and all right and interest represented by the Pledged Collateral) against the claims and demands of all persons whomsoever. Subject to the Agreed Security Principles, the Pledgor agrees that at any time, and from time to time, at the expense of the Pledgor, the Pledgor will promptly execute and deliver all further instruments and take all further action requested by the Collateral Agent that may be necessary in the reasonable opinion of the Collateral Agent in order to perfect and protect any Security Interest created or purported to be created hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.
4.2 Stock Powers, etc. The Pledgor agrees that all Pledged Shares (and all other capital stock constituting Pledged Collateral) delivered by the Pledgor pursuant to this Pledge Agreement will be accompanied by undated stock powers, executed in blank by a duly authorized officer of the Pledgor, or other equivalent instruments of transfer acceptable to the Collateral Agent. Subject to the Agreed Security Principles, the Pledgor will, from time to time, promptly deliver to the Collateral Agent such stock powers, instruments, and similar documents, satisfactory in form and substance to the Collateral Agent, with respect to the Pledged Collateral as the Collateral Agent may reasonably request and will, from time to time upon the request of the Collateral Agent if an Enforcement Event has occurred and is continuing, promptly transfer any Pledged Shares or other common shares constituting Pledged Collateral into the name of any nominee designated by the Collateral Agent.
4.3 Continuous Pledge. Subject to Section 2.9 and Section 2.10 of this Pledge Agreement and subject to the Agreed Security Principles, the Pledgor will, at all times, keep pledged to the Collateral Agent pursuant hereto, and shall deliver forthwith to the Collateral Agent, all Pledged Shares and all other shares of capital stock constituting Pledged Collateral. If an Enforcement Event has occurred and is continuing, on the written request of the Collateral Agent the Pledgor will deliver to the Collateral Agent all Dividends and Distributions received during such Enforcement Event that is continuing with respect to the Pledged Shares, and all other Pledged Collateral and other investment property, proceeds, and rights from time to time received by or distributable to the Pledgor in respect of any Pledged Collateral and will not permit, to the extent of its power and authority, any Pledged Share Issuer to issue any capital stock which shall not have been immediately duly pledged hereunder on a perfected basis, subject only to any prior Liens permitted by the Principal Finance Documents.
4.4	Voting Rights; Dividends, etc. The Pledgor agrees:
(a)	if any Enforcement Event has occurred and is continuing, promptly upon receipt thereof by the Pledgor and without any request therefor by the Collateral Agent, to deliver (properly endorsed where required hereby or requested by the Collateral Agent) to the Collateral Agent all Dividends, Distributions, and all proceeds of the Pledged Collateral, all of which shall be held by the Collateral Agent as additional Pledged Collateral for use in accordance with Section 6.3; and
(b)	if any Enforcement Event has occurred and is continuing:
(i)	to the extent permitted by law, the Collateral Agent may exercise (to the exclusion of the Pledgor) the voting power and all other incidental rights of ownership with respect to any Pledged Shares or other shares of capital stock constituting Pledged Collateral and the Pledgor hereby grants the Collateral Agent an irrevocable proxy, exercisable under such circumstances, to vote the Pledged Shares and such other Pledged Collateral; and
(ii)	promptly to deliver to the Collateral Agent such additional proxies and other documents reasonably requested by the Collateral Agent that may be necessary, in the reasonable opinion of the Collateral Agent, to allow the Collateral Agent to exercise such voting power.
     If an Enforcement Event has occurred and is continuing, all Dividends, Distributions and proceeds which may at any time, and from time to time, be held by the Pledgor but which the Pledgor is then obligated to deliver to the Collateral Agent, shall, until delivery to the Collateral Agent, be held by the Pledgor separate and apart from its other property in trust for or, where this is legally not possible, on behalf of the Collateral Agent until delivery to the Collateral Agent. The Collateral Agent agrees that unless an Enforcement Event has occurred and is continuing, subject to the terms of the Principal Finance Documents, the Pledgor shall have the exclusive voting power with respect to any shares of capital stock (including any of the Pledged Shares) constituting Pledged Collateral and the Collateral Agent shall, upon the written request of the Pledgor, promptly deliver such proxies and other documents, if any, as shall be reasonably requested by the Pledgor which are necessary to allow the Pledgor to exercise voting power with respect to any such share of capital stock (including any of the Pledged Shares) constituting Pledged Collateral; provided, however, that no vote shall be cast, or consent, waiver, or ratification given, or action taken by the Pledgor that would cause an Enforcement Event.
4.5	Perfection by Control of Securities Interests in Investment Property.
(a)	To enable the Collateral Agent to better perfect and protect its security interest in any investment property included in the Pledged Collateral, promptly upon request from time to time by the Collateral Agent, acting reasonably, the Pledgor shall, subject at all times to the rights of the Pledgor pursuant to Section 4.4 and subject to the Agreed Security Principles:
(i)	deliver (or cause to be delivered) to the Collateral Agent, endorsed to the Collateral Agent, or such nominee as it may direct and/or accompanied by such instruments of assignment and transfer in such form and substance as the Collateral Agent may reasonably request, any and all instruments and certificated securities included in or relating to the Pledged Collateral as the Collateral Agent may specify in its request, to be held by the Collateral Agent subject to the terms of this Pledge Agreement;
(ii)	direct the Pledged Share Issuer of any and all certificated securities included in or relating to the Pledged Collateral as the Collateral Agent may specify in its request to register the applicable security certificates in the name of the Collateral Agent or such nominee as it may direct;
(iii)	direct the Pledged Share Issuer of any and all uncertificated securities included in or relating to the Pledged Collateral as the Collateral Agent may specify in its request to register the Collateral Agent, or such nominee as it may direct as the registered owner of such uncertificated securities; and
(iv)	direct the securities intermediary for any security entitlements or securities accounts included in or relating to the Pledged Collateral as the Collateral Agent may specify in its request to transfer any or all of the financial assets to which such security entitlements or securities accounts relate to such securities account or securities accounts as the Collateral Agent may specify such that the Collateral Agent shall become the entitlement holder with respect to such financial assets or, if any Enforcement Event has occurred and is continuing, the person entitled to exercise all rights with respect to such securities account.

(b)	Promptly upon request from time to time by the Collateral Agent, acting reasonably, but subject to the Agreed Security Principles, the Pledgor shall give its consent in writing to:
(i)	the entering into by the Pledged Share Issuer of any uncertificated securities included in or relating to the Pledged Collateral as the Collateral Agent may specify in its request, of a Control Agreement with the Collateral Agent, in respect of such uncertificated securities, which consent may be incorporated into an agreement to which such Pledged Share Issuer, the Collateral Agent and the Pledgor are parties; and
(ii)	the entering into by any securities intermediary for any securities accounts or security entitlements included in or relating to the Pledged Collateral as the Collateral Agent may specify in its request, of a Control Agreement with the Collateral Agent in respect of such securities accounts or security entitlements, which consent may be incorporated into an agreement to which such securities intermediary, the Collateral Agent and the Pledgor are parties.
(c)	Unless otherwise permitted by the Principal Finance Documents, the Pledgor covenants that it will not consent to, and represents and warrants to the Collateral Agent that it has not heretofore consented to:
(i)	the entering into by any Pledged Share Issuer of any uncertificated securities included in or relating to the Pledged Collateral of a Control Agreement that remains in effect as of the date hereof in respect of such uncertificated securities with any person other than the Collateral Agent or such nominee or agent as it may direct; or
(ii)	the entering into by any securities intermediary for any securities accounts or security entitlements included in or relating to the Pledged Collateral of a Control Agreement that remains in effect as of the date hereof with respect to such securities accounts or security entitlements with any person other than the Collateral Agent or such nominee or agent as it may direct.
(d)	Unless otherwise permitted by the Principal Finance Documents, the Pledgor shall not enter into any agreement with any securities intermediary that governs any securities account included in or relating to any Pledged Collateral that specifies any such securities intermediary’s jurisdiction to be a jurisdiction other than the Province of Ontario for the purposes of the STA or which is governed by the laws of a jurisdiction other than the Province of Ontario or consent to any amendment to any such agreement that would change such securities intermediary’s jurisdiction to a jurisdiction other than the Province of Ontario for the purposes of the STA or its governing law to a jurisdiction other than the Province of Ontario unless it has given the Collateral Agent at least 30 days notice of any such agreement or amendment or the Collateral Agent has agreed to such agreement or amendment.

4.6 Representations and Warranties. The Pledgor will ensure that the representations and warranties set forth in Article III will be true and correct in all material respects on the date of a Credit Event (as defined in the Credit Agreement) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
ARTICLE V
THE COLLATERAL AGENT
5.1 Power of Attorney. The Pledgor by way of security irrevocably appoints the Collateral Agent and any receiver severally to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney may consider to be required or desirable for:
(a)	carrying out any obligation imposed on the Pledgor by this Pledge Agreement or any other agreement binding on the Pledgor to which the Collateral Agent is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Collateral); and
(b)	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the rights, powers and authorities conferred on them by or pursuant to this Pledge Agreement or by law;
(c)	enabling any receiver to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Pledge Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Pledgor under this Section 5.1 if:
(d)	an Enforcement Event has occurred and is continuing; and/or
(e)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Section 5.1 unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
The Pledgor hereby acknowledges, consents and agrees that, to the extent permitted by law, the power of attorney granted pursuant to this Section 5.1 is (until a final release in favour of the Pledgor has been signed by the Collateral Agent and delivered to the Pledgor under Section 2.9) coupled with an interest.

5.2 Collateral Agent Has No Duty. The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Pledged Collateral and shall not impose any duty on it to exercise any such powers. Except for reasonable care (discussed in Section 5.3 below) of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Pledged Collateral or responsibility for:
(a)	ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Property, whether or not the Collateral Agent has or is deemed to have notice or knowledge of such matters, or
(b)	taking any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral.
5.3 Reasonable Care. The Collateral Agent is required to exercise reasonable care in the custody and preservation of any of the Pledged Collateral in its possession; provided, however, the Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Pledged Collateral if it exercises the same degree of care as it would exercise with respect to its own securities kept at the same place or if it takes such action for that purpose as the Pledgor requests in writing at times but failure of the Collateral Agent to comply with any such request at any time shall not in itself be deemed a failure to exercise reasonable care.
ARTICLE VI
REMEDIES
6.1	Certain Remedies. If any Enforcement Event has occurred and is continuing:
(a)	The Collateral Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it under applicable law, all the rights and remedies of a secured party on default under the PPSA (whether or not the PPSA applies to the affected Pledged Collateral) and also may, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least fifteen days’ prior notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)	The Collateral Agent may:
(i)	transfer all or any part of the Pledged Collateral into the name of the Collateral Agent or its nominee, with or without disclosing that such Pledged Collateral is subject to the Security Interest hereunder,
(ii)	notify the parties obligated on any of the Pledged Collateral to make payment to the Collateral Agent of any amount due or to become due thereunder,
(iii)	enforce collection of any of the Pledged Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto,
(iv)	endorse any cheques, drafts, or other writings in the Pledgor’s name to allow collection of the Pledged Collateral,
(v)	take control of any proceeds of the Pledged Collateral, and
(vi)	execute (in the name, place and stead of the Pledgor) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral.
(c)	The Collateral Agent may purchase any of the Pledged Collateral, whether in connection with a sale made under the power of sale herein contained or pursuant to judicial proceedings or otherwise and accept the Pledged Collateral in satisfaction of the Obligations upon notice to the Pledgor of its intention to do so in the manner required by law.
(d)	The Collateral Agent may (i) grant extensions of time, (ii) take and perfect or abstain from taking and perfecting security, (iii) give up securities, (iv) accept compositions or compromises, (v) grant releases and discharges, and (vi) release any part of the Pledged Collateral or otherwise deal with the Pledgor, debtors of the Pledgor, sureties and others and with the Pledged Collateral and other security as the Collateral Agent see fit without prejudice to the liability of the Pledgor to the Collateral Agent’s rights hereunder.
(e)	The Collateral Agent will not be liable or responsible for any failure to seize, collect, realize, or obtain payment with respect to the Pledged Collateral and is not bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realizing or obtaining possession or payment with respect to the Pledged Collateral or for the purpose of preserving any rights of the Collateral Agent, the Pledgor or any other person, in respect of the Pledged Collateral. The Collateral Agent will not be liable or responsible for any loss occasioned by any sale or other dealing with the Pledged Collateral or by the retention of or failure to sell or otherwise deal with the Pledged Collateral or bound to protect the Pledged Collateral from depreciating in value or becoming worthless.

(f)	The Collateral Agent may apply any proceeds of realization of the Pledged Collateral to payment of reasonable expenses in connection with the preservation and realization of the Pledged Collateral as above described and the Collateral Agent shall apply any balance of such proceeds in accordance with the provisions of the Intercreditor Arrangements.
6.2 Compliance with Restrictions. The Pledgor agrees that in any sale of any of the Pledged Collateral following an Enforcement Event that is continuing, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Pledged Collateral), or in order to obtain any required approval of the sale or of the purchase by any governmental regulatory authority or official, and the Pledgor further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable nor accountable to the Pledgor for any discount allowed by the reason of the fact that such Pledged Collateral is sold in compliance with any such limitation or restriction.
6.3 Application of Proceeds. All amounts received by the Collateral Agent or a receiver, whether in the exercise of that person’s powers or otherwise, shall (subject to the claims of all secured and unsecured creditors (if any) ranking in priority to the Security Interest created by this Pledge Agreement) be applied in accordance with the provisions of the Intercreditor Arrangements.
If the proceeds from the disposition of the Pledged Collateral fail to satisfy the Obligations and the expenses incurred by the Collateral Agent or any other person in relation to the enforcement hereof, the Pledgor shall be liable to pay any deficiency to the Collateral Agent on demand.
ARTICLE VII
MISCELLANEOUS PROVISIONS
7.1 Amendments, etc. No amendment to or waiver of any provision of this Pledge Agreement nor consent to any departure by the Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.
7.2 Assignment by Collateral Agent and Secured Parties. The Collateral Agent may assign and/or transfer all or part of its rights or obligations under this Pledge Agreement to any replacement collateral agent appointed in accordance with the First Lien Intercreditor Agreement. All rights of the Secured Parties under this Pledge Agreement shall be assignable and, in any action brought by an assignee to enforce such rights, the Pledgor shall not assert against the assignee any claim or defence which the Pledgor now has or may hereafter have against any Secured Party.

7.3 Delegation. Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by the laws of the Province of Ontario and the federal laws of Canada applicable therein), each of the Collateral Agent and any receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Pledge Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the receiver itself.
7.4 Assignment by Pledgor Prohibited. The Pledgor shall not assign or transfer any of its rights or obligations under this Pledge Agreement without the prior written consent of the Collateral Agent (acting in accordance with the First Lien Intercreditor Agreement).
7.5 Enurement. All rights of the Secured Parties under this Pledge Agreement shall enure to the benefit of their respective successors and assigns and all obligations of the Pledgor under this Pledge Agreement shall bind the Pledgor, its successors and permitted assigns.
7.6 Addresses for Notices. Any notice or communication to be given under this Pledge Agreement to the Pledgor or the Collateral Agent shall be effective if given in accordance with the provisions of the First Lien Intercreditor Agreement.
7.7 Section Captions. Section captions used in this Pledge Agreement are for convenience of reference only, and shall not affect the construction of this Pledge Agreement.
7.8 Severability. Wherever possible each provision of this Pledge Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Pledge Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Pledge Agreement.
7.9 Conflicts. Notwithstanding any other provision contained herein, this Pledge Agreement, the Security Interest created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Arrangements. In the event of any conflict or inconsistency between the terms of this Pledge Agreement and those of the Intercreditor Arrangements, the terms of the Intercreditor Arrangements shall prevail.
7.10 Governing Law, Entire Agreement, etc. This Pledge Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and, without prejudice to the ability of the Collateral Agent to enforce this Pledge Agreement in any other proper jurisdiction, the Pledgor hereby irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any suit, action or proceeding relating to this Pledge Agreement. Subject to and without in any way limiting the provisions regarding the paramountcy of the Intercreditor Arrangements contained in Section 7.9 above, this Pledge Agreement and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

7.11 Counterparts. This Pledge Agreement may be signed in counterparts (including counterparts signed by facsimile transmission) and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.
7.12 No Liability. None of the Collateral Agent, its nominee(s) or any receiver or Delegate appointed pursuant to the Pledge Agreement shall be liable by reason of (a) taking any action permitted by this Pledge Agreement or (b) any neglect or default in connection with the Pledged Collateral or Pledged Property or (c) the taking possession or realisation of all or any part of the Pledged Collateral or the Pledged Property, except to the extent provided in the Principal Finance Documents.
7.13 Indemnity. To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Collateral Agent, its agents, attorneys, nominee(s), any Delegate and any receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes, and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Pledge Agreement, the exercise or purported exercise of any of the rights and powers conferred on them by this Pledge Agreement or otherwise relating to the Pledged Collateral or the Pledged Property.
[signature page follows]

DATED as of the date first set forth above.

REYNOLDS FOOD PACKAGING CANADA INC.
Per:	/s/ Mark J. Dunkley
	Name:	Mark J. Dunkley
	Title:	Authorized Signatory

I have authority to bind the Corporation

ATTACHMENT 1 to
Canadian Pledge Agreement (Reynolds Food Packaging Canada Inc.)
Item A. Pledged Shares

			% of Shares	Represented
			Pledged of All	by Share
	Number of	Number of	Outstanding	Certificate
Pledged Share Issuer	Shares Owned	Shares Pledged	Shares	No.
NEWSPRING CANADA INC.	871	871	100	C-11